EXHIBIT 8.3


   [GRAPHIC OMITTED]                     WEB DREAM INC.
                                         366 BAY STREET - 11 TH FLOOR
                                         TORONTO, ONTARIO, M5H4B2, CANADA
                                         TEL (1) 416 815 1771
                                         TOLL FREE: 1 888 WEBDREAM
                                         FAX 1 416 815 0044





August 3, 1999


Tory, Ryan & Co. Inc.
C/o Lorne Albaum

Re:  Letter of Engagement



Dear Lorne,


Further to our discussion regarding pricing for shares as outlined in your letter of engagement to us dated July 19, 1999, the board has set the price per share as follows:
$0.075 cents per share for any and all shares earned under this letter of engagement.

Should you have any questions regarding this matter please call me.


Regards,


/s/  Lex van Arem
Lex  van  Arem
President
Web  Dream  Inc.



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